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                        FILED PURSUANT TO RULE 424(B)(3)

                                             REGISTRATION STATEMENT NO. 33-97132
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                              VENTURE SEISMIC LTD.
               SUPPLEMENT NO. 4 TO POST-EFFECTIVE AMENDMENT NO. 2
               ON FORM S-3 TO REGISTRATION STATEMENT ON FORM SB-2
                            DATED NOVEMBER 14, 1997
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     Reference is made to the Prospectus dated November 14, 1997 (the
"Prospectus") of Venture Seismic Ltd. (the "Company"). The purpose of this Supplement No. 4 (this "Supplement") is to provide the shareholders of the Company certain additional information set forth herein under the caption "Recent Developments". Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

RECENT DEVELOPMENTS

     Warrant Redemption. On November 7, 1997, the Company called for redemption, at a redemption price of $.10 per Warrant, all of the outstanding redeemable Warrants ("Warrants") of the Company which shall not have been exercised before December 16, 1997 (the "Warrant Redemption Date"). On December 10, 1997, the Company, with the consent of Whale Securities Co., L.P., extended the Warrant Redemption Date until January 6, 1998. As a result, any Warrants which shall not have been exercised by January 5, 1998 will be redeemed by the Company. After such time, none of the Warrants will remain outstanding. Warrants may be exercised prior to 5:00 p.m., New York Time, on January 5, 1998 at an exercise price of $6.00 to purchase one Common Share of the Company. The Company has extended the Warrant Redemption Date as a result of an executed letter of intent to acquire 100% of the capital stock of Continental Holdings Ltd. ("Continental"), as announced by the Company on December 2, 1997.

     The extension of the Warrant Redemption Date permitted the Company to file with the Securities and Exchange Commission ("SEC") certain financial information relating to Continental and to make such financial information available in this Prospectus. On December 24, 1997, the Company filed with the SEC its Annual Report on Form 10-K, the contents of which are incorporated by reference herein, including the audited financial statements of Continental for its fiscal years ended December 31, 1995 and December 31, 1996, as well as the unaudited pro forma consolidated financial statements of the Company as at and for the nine months ended September 30, 1997. The unaudited pro forma consolidated financial statements of the Company have been prepared to give effect to the proposed acquisition of 100 per cent of Continental by the Company.

     As of December 19, 1997, there were 1,610,000 Warrants outstanding, of which 785,412 had been exercised. There can be no assurance that the remaining 824,588 Warrants will be exercised prior to the Redemption Date, in which event the Company will not receive any proceeds from the exercise of the Warrants.

     Reference is made to the Prospectus for other important information relating to the Warrants and concerning the Company.
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     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN
APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Supplement is December 24, 1997.

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